Exhibit 99.2

FOR IMMEDIATE RELEASE:

For more information, please contact:

Extreme Networks Public Relations

Greg Cross

408/579-3483

gcross@extremenetworks.com

EXTREME NETWORKS APPOINTS MARK CANEPA AS CHIEF EXECUTIVE

OFFICER

Technology industry veteran joins networking leader

SANTA CLARA, Calif.; Aug. 30, 2006 - Extreme Networks, Inc. (Nasdaq: EXTR) today announced that Mark Canepa has joined the Company as president and chief executive officer. Canepa is a seasoned executive who brings more than 23 years of experience to the company.

Prior to joining Extreme Networks, Canepa was with Sun Microsystems where he served as executive vice president of the Network Storage Products Group. Before that, he served in multiple vice president and general manager roles at Sun, after joining the company in 1996. Canepa’s previous experience also includes several general manager positions at Hewlett-Packard Company, including development and marketing of the firm’s workstation products.

“I am pleased to be joining Extreme Networks, where I can lead an experienced team with a history of delivering innovative networking solutions,” said Canepa.

“Mark brings a wealth of experience in delivering strong business results over many years in a global environment,” said Gordon Stitt, outgoing president and CEO of Extreme Networks. “He is a great cultural fit with Extreme – he really understands how product and business innovation combined can deliver growth.”

Extreme Networks had announced in May of this year that Mr. Stitt, the company’s co-founder, would be retiring from the CEO position and would transition to become Chairman of the Board of Directors upon appointment of a successor.

Canepa’s educational background includes both a B.S. and M.S. in electrical engineering from Carnegie Mellon University. He has also completed the University of Pennsylvania‘s Advanced Management Program at the Wharton School.

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that solve the toughest business communications challenges. Our commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. We believe openness is the best foundation for growth, freedom, flexibility, and choice. We focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data, over a wired and wireless infrastructure.

Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and other countries. All other names are the property of their respected owners.